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        UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

        TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE DEPOSITORY TRUST COMPANY, OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR'S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN ARTICLE TWO OF THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

        THE NOTE EVIDENCED HEREBY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION AS SET FORTH BELOW.

        BY ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT IT IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT); (2) AGREES THAT IT WILL NOT PRIOR TO THE DATE THAT IS TWO YEARS AFTER THE LATER OF THE INITIAL ISSUANCE OF THE NOTE EVIDENCED HEREBY AND THE LAST DATE ON WHICH ELECTRO SCIENTIFIC INDUSTRIES, INC. (THE "COMPANY") OR ANY "AFFILIATE" (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY WAS THE OWNER OF THE NOTE (THE "RESTRICTION TERMINATION DATE") RESELL OR OTHERWISE TRANSFER THE NOTE EVIDENCED HEREBY OR THE COMMON STOCK ISSUED UPON CONVERSION OF SUCH NOTE, EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM REGISTRATION PROVIDED UNDER THE SECURITIES ACT (IF AVAILABLE) OR (D) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT (AND WHICH CONTINUES TO BE EFFECTIVE AT THE TIME OF SUCH TRANSFER); AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THE NOTE EVIDENCED HEREBY IS TRANSFERRED (OTHER THAN A TRANSFER PURSUANT TO CLAUSE 2(D) ABOVE) A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THE NOTE EVIDENCED HEREBY BEFORE THE RESTRICTION TERMINATION DATE (OTHER THAN A TRANSFER PURSUANT TO CLAUSE 2(D) ABOVE), THE HOLDER MUST CHECK THE APPROPRIATE BOX SET FORTH ON THE REVERSE HEREOF RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT THIS NOTE TO BNY WESTERN TRUST COMPANY AS TRUSTEE (OR A SUCCESSOR TRUSTEE, AS APPLICABLE). THE HOLDER MUST, PRIOR TO SUCH TRANSFER (OTHER THAN A TRANSFER PURSUANT TO CLAUSE 2(D) ABOVE), FURNISH TO BNY WESTERN TRUST COMPANY AS TRUSTEE (OR A SUCCESSOR TRUSTEE, AS APPLICABLE), SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS THE COMPANY MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THIS LEGEND WILL BE REMOVED UPON ANY TRANSFER OF THE NOTE EVIDENCED HEREBY PURSUANT TO CLAUSE 2(D) ABOVE OR UPON OR AFTER THE RESTRICTION TERMINATION DATE.

ELECTRO SCIENTIFIC INDUSTRIES, INC.

4.25% Convertible Subordinated Notes due 2006

        CUSIP NO. 285229AA8

No.: 1

Issue Date: December , 2001

        ELECTRO SCIENTIFIC INDUSTRIES, INC., a Oregon corporation, promises to pay to Cede & Co. or registered assigns, the principal sum of [                        ] DOLLARS ($[                        ]) on December, 2006.

        This Note shall bear interest as specified on the other side of this Note. This Note is convertible as specified on the other side of this Note.

        Additional provisions of this Note are set forth on the other side of this Note.

Dated: , 2001	ELECTRO SCIENTIFIC INDUSTRIES, INC.
By
Name: Title:
TRUSTEE'S CERTIFICATE OF AUTHENTICATION
BNY WESTERN TRUST COMPANY as Trustee, certifies that this is one of the Notes referred to in the within-mentioned Indenture (as defined on the other side of this Note).
By
Authorized Signatory
Dated:

4.25% Convertible Subordinated Note due 2006

        Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture unless otherwise indicated.

1.    Cash Interest.

        The Company promises to pay interest at the Interest Rate in cash on the principal amount of this Note. The Company will pay cash interest semiannually in arrears on June 1 and December 1 of each year (each an "Interest Payment Date"), beginning on June 21, 2002, to Holders of record at the close of business on the preceding June 6 and December 6 (whether or not a business day) (each a "Regular Record Date"), as the case may be, immediately preceding such Interest Payment Date. Cash interest on the Notes will accrue from the most recent date to which interest has been paid or duly provided or, if no interest has been paid, from the Issue Date. Cash interest will be computed on the basis of a 360-day year of twelve 30-day months. The Company shall pay cash interest on overdue principal, or if shares of Common Stock (or cash in lieu of fractional shares) in respect of a conversion of this Note in accordance with the terms of Article 10 of the Indenture are not delivered when due, at the rate borne by the Notes, and it shall pay interest in cash on overdue installments of cash interest at the same rate to the extent lawful. All such overdue cash interest shall be payable on demand.

        In accordance with the terms of the Registration Rights Agreement, during the first 90 days following a Registration Default (as defined in the Registration Rights Agreement), the Interest Rate borne by the Notes shall be increased by 0.25% per annum on:

  (A)
  the 91st day after the earliest date of original issuance of any of the Notes, if the Shelf Registration Statement is not filed with the SEC;

  (B)
  the 181st day following the earliest date of original issuance of any of the Notes, if the Shelf Registration Statement is not declared effective;

  (C)
  the day after the fifth Business Day after the Shelf Registration Statement, previously declared effective, ceases to be effective or fails to be usable, if a post-effective amendment (or report filed with the Exchange Act) that cures the Shelf Registration Statement is not filed during such five Business Day period; or

  (D)
  the day after the 30th day in any consecutive three-month period or the day after the 90th day in any consecutive 12-month period, as the case may be, that the prospectus contained in the Shelf Registration Statement has been suspended, if such suspension has not been terminated.

From and after the 91st day following such Registration Default, the Interest Rate borne by the Notes shall be increased by 0.50% per annum. In no event shall the Interest Rate borne by the Notes be increased by more than 0.50% per annum.

        Any amount of additional interest will be payable in cash semiannually, in arrears, on each Interest Payment Date and will cease to accrue on the date the Registration Default is cured. The Holder of this Security is entitled to the benefits of the Registration Rights Agreement.

2.    Method of Payment.

        Subject to the terms and conditions of the Indenture, the Company will make payments in respect of the principal of, premium, if any, and cash interest on this Note and in respect of Redemption Prices and Change in Control Repurchase Prices to Holders who surrender Notes to a Paying Agent to collect such payments in respect of the Notes. The Company will pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may make such cash payments by check payable in such money. A Holder with an aggregate principal amount in excess of $5,000,000 will be paid by wire transfer in immediately available funds at the election of such Holder. Any payment required to be made on any day that is not a Business Day will be made on the next succeeding Business Day.

3.    Paying Agent, Conversion Agent and Registrar.

        Initially, BNY Western Trust Company (the "Trustee"), will act as Paying Agent, Conversion Agent and Registrar. The Company may appoint and change any Paying Agent, Conversion Agent, Registrar or co-registrar without notice, other than notice to the Trustee except that the Company will maintain at least one Paying Agent in the State of New York, City of New York, The Borough of Manhattan, which shall initially be an office or agency of the Trustee. The Company or any of its Subsidiaries or any of their Affiliates may act as Paying Agent, Conversion Agent, Registrar or co-registrar.

4.    Indenture.

        The Company issued the Notes under an Indenture dated as of December , 2001 (the Indenture"), between the Company and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as in effect from time to time (the "TIA"). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Noteholders are referred to the Indenture and the TIA for a statement of those terms.

        The Notes are general unsecured obligations of the Company (except as provided in Paragraph 16 hereof) limited to $125,000,000 aggregate principal amount, or $150,000,000 aggregate principal amount if the Over-Allotment Option is exercised fully (subject to Section 2.07 of the Indenture). The Indenture does not limit other indebtedness of the Company, secured or unsecured.

5.    Optional Redemption.

        This Note is not redeemable prior to December 21, 2004. This Note may be redeemed in whole or in part, upon not less than 20 nor more than 60 days notice, at any time on or after December 21, 2004 and prior to Stated Maturity, at the option of the Company, at the redemption prices (expressed as percentages of the principal amount) listed in the table below:

Period	Redemption Price
December 21, 2004 through December 20, 2005	101.70%
December 21, 2005 through December 21, 2006	100.85%

        if redeemed during the periods below, plus any interest accrued but not paid prior to (but not including) the Optional Redemption Date.

        If fewer than all the Notes are to be redeemed, the Trustee shall select the particular Notes to be redeemed from the outstanding Notes by the methods as provided in the Indenture. If any Note selected for partial redemption is converted in part before termination of the conversion right with respect to the portion of the Note so selected, the converted portion of such Note shall be deemed to be the portion selected for redemption (provided, however, that the Holder of such Note so converted and deemed redeemed shall not be entitled to any additional interest payment as a result of such deemed redemption than such Holder would have otherwise been entitled to receive upon conversion of such Note). Notes which have been converted during a selection of Notes to be redeemed may be treated by the Trustee as outstanding for the purpose of such selection.

        On and after the Redemption Date, interest ceases to accrue on Notes or portions of Notes called for redemption, unless the Company defaults in the payment of the Redemption Price and accrued and unpaid interest.

        Notice of redemption will be given by the Company to the Holders as provided in the Indenture.

        No sinking fund is provided for the Notes.

6.    Repurchase by the Company at the Option of the Holder.

        If a Change in Control occurs, the Holder, at the Holder's option, shall have the right, in accordance with the provisions of the Indenture, to require the Company to repurchase the Notes (or any portion of the principal amount hereof that is at least $1,000 or any whole multiple thereof, provided that the portion of the principal amount of this Note to be outstanding after such repurchase is at least equal to $1,000) at the Change in Control Repurchase Price in cash or Common Stock or a combination thereof, plus any interest accrued and unpaid to the Change in Control Repurchase Date.

        Subject to the conditions provided in the Indenture, the Company may elect to pay the Change in Control Repurchase Price (to the extent not paid in cash) by delivering a number of shares of Common Stock equal to (i) the Change in Control Repurchase Price divided by (ii) 95% of the average of the Closing Prices per share for the five consecutive Trading Days immediately preceding and including the third Trading Day prior to the Change in Control Repurchase Date.

        No fractional shares of Common Stock will be issued upon repurchase of any Notes. Instead of any fractional share of Common Stock which would otherwise be issued upon conversion of such Notes, the Company shall pay a cash adjustment as provided in the Indenture.

        A Change in Control Repurchase Notice will be given by the Company to the Holders as provided in the Indenture. To exercise a repurchase right, a Holder must deliver to the Trustee a written notice as provided in the Indenture.

        Holders have the right to withdraw any Change in Control Repurchase Notice by delivering to the Paying Agent a written notice of withdrawal in accordance with the provisions of the Indenture.

7.    Notice of Redemption.

        Notice of an optional redemption will be mailed at least 20 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at the Holder's registered address. If money sufficient to pay the Redemption Price of all Notes (or portions thereof) to be redeemed on the Redemption Date is deposited with the Paying Agent prior to or on the Redemption Date, immediately after such Redemption Date interest ceases to accrue on such Notes or portions thereof. Notes in denominations larger than $1,000 of principal amount may be redeemed in part but only in whole multiples of $1,000 of principal amount.

8.    Conversion.

        Subject to the next two succeeding sentences, a Holder of a Note may convert it into Common Stock of the Company at any time before the close of business on December 21, 2006. If the Note is called for redemption, the Holder may convert it at any time before the close of business on the Business Day preceding the Redemption Date. A Note in respect of which a Holder has delivered a Change in Control Repurchase Notice exercising the option of such Holder to require the Company to purchase such Note may be converted only if such notice of exercise is withdrawn in accordance with the terms of the Indenture.

        The initial Conversion Price shall be equal to $38 per share of Common Stock, subject to adjustment in certain events described in the Indenture. The Company shall pay a cash adjustment as provided in the Indenture in lieu of any fractional share of Common Stock.

        To convert a Note, a Holder must (1) complete and manually sign the conversion notice below (or complete and manually sign a facsimile of such notice) and deliver such notice to the Conversion Agent, (2) surrender the Note to the Conversion Agent, (3) furnish appropriate endorsements and transfer documents if required by the Conversion Agent, the Company or the Trustee and (4) pay any transfer or similar tax, if required.

9.    Conversion Arrangement on Call for Redemption.

        Any Notes called for redemption, unless surrendered for conversion before the close of business on the Business Day preceding the Redemption Date, may be deemed to be purchased from the Holders of such Notes at an amount not less than the Redemption Price, by one or more investment bankers or other purchasers who may agree with the Company to purchase such Notes from the Holders, to convert them into Common Stock of the Company and to make payment for such Notes to the Trustee in trust for such Holders.

10.    Denominations; Transfer; Exchange.

        The Notes are in fully registered form, without coupons, in denominations of $1,000 of principal amount and whole multiples of $1,000. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not transfer or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or any Notes in respect of which a Change in Control Repurchase Notice has been given and not withdrawn (except, in the case of a Note to be purchased in part, the portion of the Note not to be purchased) or any Notes for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed.

11.    Persons Deemed Owners.

        The registered Holder of this Note may be treated as the owner of this Note for all purposes.

12.    Unclaimed Money or Notes.

        The Trustee and the Paying Agent shall return to the Company upon written request any money or Notes held by them for the payment of any amount with respect to the Notes that remains unclaimed for two years, subject to applicable unclaimed property law. After return to the Company, Holders entitled to the money or Notes must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person.

13.    Amendment; Waiver.

        Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes at the time outstanding and (ii) certain Defaults may be waived with the written consent of the Holders of a majority in aggregate principal amount of the Notes at the time outstanding. Subject to certain exceptions set forth in the Indenture, without the consent of any Noteholder, the Company and the Trustee may amend the Indenture or the Notes to cure any ambiguity, omission, defect or inconsistency, or to comply with Article 5 of the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes or to make any change that does not adversely affect the rights of any Noteholder, or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA.

14.    Defaults and Remedies.

        Under the Indenture, Events of Default include (1) the Company fails to pay when due the principal of or premium, if any, on any of the Notes at maturity, upon redemption or exercise of a repurchase right or otherwise, whether or not such payment is prohibited by Article 11 of the Indenture; (2) the Company fails to pay an installment of interest (including Additional Interest, if any) on any of the Notes that continues for 30 days after the date when due, whether or not such payment is prohibited by Article 11 of the Indenture; provided that a failure to make any of the first six scheduled interest payments on the Notes on the applicable interest payment dates will constitute an event of default with no grace period or cure period; (3) the Company fails to deliver shares of Common Stock, together with cash in lieu of fractional shares, when such Common Stock or cash in lieu of fractional shares is required to be delivered upon conversion of a Note and such failure continues for 10 days after such delivery date; (4) the Company fails to perform or observe any other term, covenant or agreement contained in the Notes or the Indenture for a period of 60 days after written notice of such failure, requiring the Company to remedy the same, shall have been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then outstanding; (5) (A) one or more defaults in the payment of principal of or premium, if any, on any of the Company's Indebtedness aggregating [$5.0] million or more, when the same becomes due and payable at the scheduled maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived within a 30-day period after the date of such default or (B) any of the Company's Indebtedness aggregating [$5.0] million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled required prepayment) prior to the scheduled maturity thereof and such acceleration is not rescinded or annulled within a 30-day period after the date of such acceleration; (6) certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary or any Subsidiaries of the Company which in the aggregate would constitute a Significant Subsidiary; (7) the Company's filing of our filing of, or any Significant Subsidiaries filing of, a voluntary petition seeking liquidation, reorganization arrangement, readjustment of debts or for any other relief under the federal bankruptcy code; and (8) the Pledge Agreement shall cease to be in full force and effect or enforceable other than in accordance with its terms. If an Event of Default (other than an Event of Default specified in clause (6) or (7) of Section 6.01 of the Indenture) occurs and is continuing, the Trustee, or the Holders of at least 25% in aggregate principal amount of the Notes at the time outstanding, may declare all the Notes to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default which will result in the Notes becoming due and payable immediately upon the occurrence of such Events of Default.

        Noteholders may not enforce the Indenture or the Notes, except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives reasonable indemnity or security. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Notes at the time outstanding may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Noteholders notice of any continuing Default (except a Default in payment of amounts specified in clause (1) or (2) above) if it determines that withholding notice is in their interests.

15.    Subordination

        The payment of principal of, premium, if any, and interest on the Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash or cash equivalents of all Senior Indebtedness whether outstanding on the date of the Indenture or thereafter incurred.

16.    Trustee Dealings with the Company.

        Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

17.    Security

        The Company has entered into the Pledge Agreement and purchased and pledged to the Collateral Agent for the benefit of the Trustee and the ratable benefit of the Holders Pledged Securities in an amount sufficient upon receipt of scheduled interest and principal payments on such securities to provide for the payment in full of the first six scheduled interest payments due on the Notes. The Pledged Securities will be pledged by the Company to the Collateral Agent for the benefit of the Trustee and the ratable benefit of the Holders and will be held by the Collateral Agent in the Collateral Account pending disbursement pursuant to the Pledge Agreement.

18.    No Recourse Against Others.

        A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Noteholder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

19.    Authentication.

        This Note shall not be valid until an authorized signatory of the Trustee manually signs the Trustee's Certificate of Authentication on the other side of this Note.

20.    Abbreviations.

        Customary abbreviations may be used in the name of a Noteholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

21.    GOVERNING LAW.

        THE INDENTURE AND THIS NOTE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

        The Company will furnish to any Noteholder upon written request and without charge a copy of the Indenture which has in it the text of this Note in larger type. Requests may be made to:

    Electro Scientific Industries, Inc.
    13900 N.W. Science Park Drive
    Portland, OR 97229
    Attention: General Counsel and Assistant Corporate Secretary

ASSIGNMENT FORM	CONVERSION NOTICE
To assign this Note, fill in the form below:	To convert this Note into Common Stock of the Company, check the box:
I or we assign and transfer this Note to	☐

(Insert assignee' sec. Or tax ID no.)	To convert only part of this Note, state the principal amount to be converted (which must be $1,000 or an integral multiple of $1,000):
$
(Print or type assignee's name, address and zip code)	If you want the stock certificate made out in another person's name, fill in the form below:
And irrevocably appoint	(Insert other person's social sec. or tax ID no.)
agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.
(Print or type other person's name, address and zip code)

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Note)

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ELECTRO SCIENTIFIC INDUSTRIES, INC. 4.25% Convertible Subordinated Notes due 2006